EXHIBIT 10.1


                                 INTERLAND, INC.
                          Director Compensation Policy

Introduction
------------
This Policy will be effective June 1, 2005 for the fiscal quarter beginning on that date. This Policy supersedes any prior policies pertaining to the compensation of Directors.

Periodic Review
---------------
The compensation terms set forth in this Policy are based upon compensation surveys and other criteria reviewed and recommended by the Compensation Committee in accordance with its Charter. The Compensation Committee will, from time to time, review this Policy against market information and other applicable criteria pursuant to its Charter and suggest to the Board any appropriate changes.

Annual Fee
----------
The Company will pay each Non-Employee Director a fee of $25,000 each fiscal year. Directors who are employed on a salaried basis by the Company will not be entitled to such fee. Non-Employee Directors who serve less than a complete fiscal year will be paid a pro-rated portion of this annual fee, based upon the number of months served during the fiscal year. This annual fee compensates Non-Employee Directors for all of their time and efforts incurred on behalf of the Company in their capacity as members of the Board of Directors for up to four face-to-face meetings of the Board and up to four telephonic meetings of the Board, as well as for service on any committees of the Board.

Excess Meetings Fee
-------------------
For each meeting attended by a Non-Employee Director during a fiscal year in excess of four face-to-face meetings and four telephonic meetings, the Company will pay the Non-Employee Director $1,000 for each additional face-to-face meeting and $500 for each telephonic meeting.

Stock Options
-------------
The Company will grant each Non-Employee Director stock options for the purchase of 10,000 shares of the Company"s common stock for each fiscal year of service beginning with the 2006 fiscal year. The Company will grant each Non-Employee Director stock options for the purchase of 20,000 shares of the Company"s common stock for the 2005 fiscal year. Options for the 2005 fiscal year will be issued on the effective date of this Policy. Options for each fiscal year thereafter will be issued on the first day of the fiscal year.

Audit and Compensation Committee Chairs
---------------------------------------
If the Chair of the Audit Committee is a Non-Employee Director, the Company will pay the Chair of the Audit Committee an additional $5,000 for each fiscal year of service. The Company will pay the Chair of the Compensation Committee an additional $5,000 for each fiscal year of service.


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Chairman of the Board
---------------------
If the Chairman of the Board is a Non-Employee Director, the Company will (a) pay the Chairman $10,000 for each fiscal year of service and (b) grant the Chairman additional options for the purchase of 12,000 shares of the Company"s common stock for each fiscal year of service.

Expenses
--------
The Company will reimburse each Director his or her reasonable and necessary travel, lodging and related expenses in connection with attendance at meetings of the Board of Directors and other efforts on behalf of the Company in accordance with the Company"s policy for employee expense reimbursement.

Timing of Payments
------------------
The Company will reimburse Directors for expenses promptly after the completion of appropriate expense reimbursement documentation. All of payments contemplated by this Policy will be paid in arrears on a fiscal quarter basis.